Exhibit 99.2

AMERISAFE DECLARES SPECIAL DIVIDEND OF $3.00 PER SHARE AND REGULAR QUARTERLY DIVIDEND

DeRidder, LA – October 23, 2024 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high-hazard industries, today announced that its Board of Directors had declared a special cash dividend of $3.00 per share.

The special cash dividend will be payable on December 13, 2024, to shareholders of record as of December 6, 2024. The Board of Directors also declared a regular quarterly dividend of $0.37 per share, payable on December 13, 2024, to shareholders of record as of December 6, 2024.

“We are pleased to declare this special dividend, highlighting our consistent underwriting expertise and financial discipline. Delivering value to shareholders by returning excess capital through special dividends is a key element of AMERISAFE’s long-term capital management strategy,” said G. Janelle Frost, President and Chief Executive Officer.

Over the past twelve years, the Company has declared $47.37 per share in dividends, comprising $11.12 in regular dividends and $36.25 in special dividends per share.

More information on the dividend and information on the company’s third quarter earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.